EXHIBIT 16.1

January 9, 2020

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street NE

Washington, DC 20549

Re: Item 9 Labs Corp.

Ladies and Gentlemen:

We have read the statements under item 4.01 in the Form 8-K dated January 9, 2020, of Item 9 Labs Corp. fka Airware Labs Corp. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Respectfully submitted,

D. Brooks and Associates CPA’s, P.A.

 Palm Beach Gardens, Florida

January 9, 2020